EXHIBIT 99

INDEPENDENT AUDITORS' REPORT


To the Stockholder and Board of Directors of Sears Roebuck Acceptance Corp.:

We have audited the statement of financial position of Sears Roebuck Acceptance Corp. (a wholly owned subsidiary of Sears, Roebuck and Co.) as of December 30, 1995 and December 31, 1994, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 30, 1995, and have issued our report thereon dated January 19, 1996. Such financial statements and our report thereon are incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 30, 1995 and in this Prospectus. We have also previously audited, in accordance with generally accepted auditing standards, the statements of financial position as of December 31, 1993, 1992 and 1991, and the related statements of income, stockholder's equity, and cash flows for the years ended December 31, 1992 and 1991 (none of which are presented herein); and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the Summary Financial Information under the captions "Operating Results" and "Financial Position" for each of the five years in the period ended December 30, 1995, appearing on page 5, of this Prospectus, is fairly stated, in all material respects in relation to the financial statements from which it has been derived.

/S/DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
January 19, 1996